Exhibit 99.2
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                          AGREEMENT AND PLAN OF MERGER

                         dated as of September 11, 2003

                                 by and between

                            ROUND LAKE BANKCORP, INC.

                                       and

                      NORTHERN STATES FINANCIAL CORPORATION













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ARTICLE I             CERTAIN DEFINITIONS......................................1

         1.01     Certain Definitions..........................................1

ARTICLE II            THE MERGER...............................................6

         2.01     The Merger...................................................6

         2.02     Effective Date and Effective Time............................7

ARTICLE III           CONSIDERATION; EXCHANGE PROCEDURES.......................7

         3.01     Effect on Capital Stock......................................7

         3.02     Rights as Shareholders; Stock Transfers......................8

         3.03     Exchange Procedures..........................................8

         3.04     Anti-Dilution Provisions.....................................9

         3.05     Dissenters' Rights...........................................9

ARTICLE IV            ACTIONS PENDING ACQUISITION.............................10

         4.01     Forbearances of RLBI........................................10

         4.02     Forbearances of the Company.................................13

ARTICLE V             REPRESENTATIONS AND WARRANTIES..........................13

         5.01     Disclosure Schedules........................................13

         5.02     Representations and Warranties of RLBI......................13

         5.03     Representations and Warranties of the Company...............24

ARTICLE VI            COVENANTS...............................................26

         6.01     Best Efforts................................................26

         6.02     Shareholder Approval........................................26

         6.03     Proxy Statement.............................................27

         6.04     Press Releases..............................................27

         6.05     Access; Information.........................................27

         6.06     Acquisition Proposals.......................................29

         6.07     Certain Policies............................................30

         6.08     Regulatory Applications.....................................31

         6.09     Indemnification.............................................31

         6.10     Benefit Plans...............................................32

         6.11     Notification of Certain Matters.............................32


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         6.12     Covenant Relating to the Tax Status of the Agreement........33

         6.13     Human Resources Issues......................................33

         6.14     Assistance with Third-Party Agreements......................33

         6.15     Additional Agreements.......................................34

         6.16     Pre-Closing Adjustments.....................................34

         6.17     Voting Agreements...........................................34

         6.18     Bank Merger.................................................35

         6.19     Delivery of Supplements to Disclosure Schedules.............35

         6.20     Environmental Investigation.................................35

ARTICLE VII           CONDITIONS TO CONSUMMATION OF THE MERGER................36

         7.01     Conditions to Each Party's Obligation to Effect
                       the Merger.............................................36

         7.02     Conditions to Obligation of RLBI............................37

         7.03     Conditions to Obligation of the Company
                     and Merger Subsidiary....................................37

ARTICLE VIII           TERMINATION............................................39

         8.01     Termination.................................................39

         8.02     Effect of Termination and Abandonment.......................40

ARTICLE IX            MISCELLANEOUS...........................................41

         9.01     Survival....................................................41

         9.02     Waiver; Amendment...........................................41

         9.03     Counterparts................................................41

         9.04     Governing Law, Jurisdiction and Venue.......................41

         9.05     Expenses....................................................42

         9.06     Notices.....................................................42

         9.07     Entire Understanding; No Third Party Beneficiaries..........43

         9.08     Effect......................................................43

         9.09     Severability................................................43

         9.10     Enforcement of the Agreement................................43

         9.11     Consequential Damages.......................................43

         9.12     Interpretation..............................................44


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                       SCHEDULES TO AGREEMENT AND PLAN OF
                   MERGER BY AND BETWEEN ROUND LAKE BANKCORP,
                 INC. AND NORTHERN STATES FINANCIAL CORPORATION


1.   Schedule 4.01(b):     Rights

2.   Schedule 4.01(d):     Compensation; Employment Agreements; Etc.

3.   Schedule 4.01(f):     Benefit Plans

4.   Schedule 5.02(a)(i):  Organization, Standing and Authority

5.   Schedule 5.02(a)(ii): Organization, Standing and Authority

6.   Schedule 5.02(f):     Regulatory Approvals; No Violations

7.   Schedule 5.02(g)(i):  Financial Reports; Undisclosed Liabilities

8.   Schedule 5.02(g)(iv): Financial Reports; Undisclosed Liabilities

9.   Schedule 5.02(h):     Litigation

10.  Schedule 5.02(i):     Regulatory Matters

11.  Schedule 5.02(k):     Material Contracts

12.  Schedule 5.02(n):     Employee Benefit Plans

13.  Schedule 5.02(p):     Environmental Matters

14.  Section 5.02(q):      Tax Matters

15.  Schedule 5.02(r):     Risk Management Instruments

16.  Schedule 5.02(t):     Insurance

17.  Schedule 5.02(v):     Transactions with Affiliates

18.  Schedule 5.02(w):     Real Property

19.  Schedule 5.02(z):     Loans

20.  Schedule 6.10(d):     Benefit Plans

21.  Schedule 6.17:        Voting Agreements


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                                    EXHIBITS
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Exhibit A:   Stockholder Voting Agreement

Exhibit B:   Agreement Of Merger By And Between First State Bank of Round Lake
             And Bank Of Waukegan

Exhibit C:   Legal Opinion


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         AGREEMENT AND PLAN OF MERGER, dated as of September 11, 2003 (this
"Agreement"), by and between Round Lake Bankcorp, Inc. ("RLBI"), an Illinois corporation and Northern States Financial Corporation, a Delaware corporation (the "Company").

                                    RECITALS

         A. RLBI. RLBI is an Illinois corporation having its principal place of business in Round Lake, Illinois. RLBI is a bank holding company duly registered as such with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Federal Bank Holding Company Act of 1956, as amended (the "Federal Bank Holding Company Act").

         B. The Company. The Company is a Delaware corporation having its principal place of business in Waukegan, Illinois. The Company is a bank holding company duly registered as such with the Federal Reserve Board under the Federal Bank Holding Company Act.

         C. Merger Subsidiary. Upon execution of this Agreement, the Company shall form, or shall cause one of its wholly owned Subsidiaries to form, a merger subsidiary ("Merger Subsidiary"), all of the outstanding capital stock of which shall be owned by the Company or the Company's wholly owned Subsidiary, as the case may be.

         D. Bank Merger. In connection with the transactions described herein, RLBI and the Company intend that Merger Subsidiary will be merged into RLBI, and that First State Bank of Round Lake (the "Bank"), a wholly-owned Subsidiary of RLBI, shall merge (the "Bank Merger") with and into Bank of Waukegan, a wholly-owned Subsidiary of the Company.

         E. Intentions of the Parties. Pursuant to the terms and conditions of this Agreement, the Company will acquire RLBI by causing the Merger Subsidiary to merge with and into RLBI and RLBI shall survive and continue to exist as the surviving entity. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a purchase of all of the stock of RLBI by the Company for U.S. federal income tax purposes and that for such purposes the transitory existence of Merger Subsidiary be ignored.

         F. Board Action. The respective Boards of Directors of the Company and RLBI have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

         1.01 Certain Definitions. The following terms shall have the meanings set forth below:

         "Acquisition Proposal" has the meaning set forth in Section 6.06(b).


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          "Advisors" has the meaning set forth in Section 7.03(g).

         "Agreement" has the meaning set forth in the first paragraph of this Agreement, as amended or modified from time to time in accordance with Section 9.02.

         "ALL" has the meaning set forth in Section 5.02(u).

         "Articles of Merger" has the meaning set forth in Section 2.01(b).

         "Bank" has the meaning set forth in Recital D.

         "Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

         "Bank Merger" has the meaning set forth in Recital D.

         "Bank Secrecy Act" means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended.

         "Benefit Plans" has the meaning set forth in Section 5.02(n)(i).

         "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Illinois are authorized or obligated to close.

         "Certificate" has the meaning set forth in Section 3.01(a).

         "Closing" has the meaning set forth in Section 6.16.

         "Closing Financial Statements" has the meaning set forth in Section 7.03(e).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

         "Company" has the meaning set forth in the first paragraph to this Agreement.

         "Company Board" means the Board of Directors of the Company.

         "Company Common Stock" means the common stock, no par value per share, of the Company.

         "Company Preferred Stock" means the preferred stock, no par value per share, of the Company.

         "Company Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.


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         "Costs" has the meaning set forth in Section 6.09(a).

         "Derivatives Contract" has the meaning set forth in Section 5.02(r).

         "Disclosure Schedule" has the meaning set forth in Section 5.01.

         "Dissenters' Shares" has the meaning set forth in Section 3.01(d).

         "Dissenting Shareholder" means any holder of Dissenters' Shares.

         "Effective Date" has the meaning set forth in Section 2.02.

         "Effective Time" has the meaning set forth in Section 2.02.

         "Employees" has the meaning set forth in Section 5.02(n)(i).

         "Employment Agreements" means the employment contracts between the Bank and Richard D. Fowles and Jill A. Gross, collectively.

         "Environmental Laws" has the meaning set forth in Section 5.02(p).

         "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has the meaning set forth in Section 5.02(n)(iii).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Exchange Fund" has the meaning set forth in Section 3.03(a).

         "Fair Housing Act" means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "Federal Bank Holding Company Act" has the meaning set forth in Recital A to this Agreement.

         "Federal Reserve Act" means the Federal Reserve Act, as amended.

         "Federal Reserve Board" has the meaning set forth in Recital A to this Agreement.

         "GAAP" means generally accepted accounting principles, applied on a consistent basis.

         "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.


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         "Hazardous Substance" has the meaning set forth in Section 5.02(p).

         "Home Mortgage Disclosure Act" means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

         "IBCA" means the Illinois Business Corporation Act.

         "Illinois Commissioner" means the Illinois Commissioner of the Illinois Office of Banks and Real Estate.

         "Illinois Secretary" means the Illinois Secretary of State.

         "Indemnified Party" has the meaning set forth in Section 6.09(a).

          "Insurance Policies" has the meaning set forth in Section 5.02(t).

         "Knowledge" of RLBI or the Company, as the case may be, means to the actual knowledge after reasonable investigation of any director or any officer with the title of Vice President or above of RLBI and the Bank, or the Company, as the case may be, or of any employee of RLBI, the Bank, or the Company, as the case may be, with primary responsibility for the subject matter as to which Knowledge is at issue.

         "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance or any other encumbrance or exception to title of any kind.

         "Material Adverse Effect" means, with respect to the Company or RLBI, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations, business or prospects of the Company and its Subsidiaries taken as a whole or RLBI, as the case may be, or
(ii) would materially impair the ability of either the Company or RLBI to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions, including changes in interest rates, affecting similarly situated banks and their holding companies, (d) changes agreed to in writing by the Company and RLBI, (e) any fees associated with the Merger, including attorney, accounting, investment banking and consultant fees, and (f) any pre-closing costs or adjustments as referenced in Section 6.16.

         "Merger" has the meaning set forth in Section 2.01(a).

         "Merger Consideration" has the meaning set forth in Section 2.01(a).

         "Merger Subsidiary" has the meaning set forth in the Recital C to this Agreement.

         "National Labor Relations Act" means the National Labor Relations Act, as amended.


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         "Offer Price" has the meaning set forth in Section 3.01(a).

         "Office of Banks and Real Estate" means the Illinois Office of Banks and Real Estate.

         "Paying Agent" has the meaning set forth in Section 3.03(a).

         "Pension Plan" has the meaning set forth in Section 5.02(n)(ii).

         "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, limited liability partnership, unincorporated organization, governmental organization or similar type entity.

         "Proxy Statement" has the meaning set forth in Section 6.03(a).

         "Regulatory Authorities" has the meaning set forth in Section 5.02(i).

         "Regulatory Filings" has the meaning set forth in Section 5.02(g)(ii).

         "Rights" means, with respect to any Person, stock appreciation rights, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, the capital stock of such Person.

         "RLBI" has the meaning set forth in the first paragraph of this Agreement.

         "RLBI Articles" means the Articles of Incorporation of RLBI, as amended.

         "RLBI Board" means the Board of Directors of RLBI.

         "RLBI Bylaws" means the Bylaws of RLBI.

         "RLBI Common Stock" means the common stock, no par value per share, of RLBI.

         "RLBI Meeting" has the meaning set forth in Section 6.02.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Subsidiary" has the meaning ascribed to it in Rule 102 of Regulation S-X of the SEC.

         "Superior Proposal" has the meaning set forth in Section 6.06(b).

         "Surviving Company" has the meaning set forth in Section 2.01(a).

         "Tax" and "Taxes" mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross


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income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments, levies or charges of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

         "Tax Returns" means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority having jurisdiction over RLBI or an RLBI Subsidiary on or before the Effective Date with respect to any Taxes including, without limitation, any documentation required to be filed with any taxing authority or to be retained by RLBI or an RLBI Subsidiary in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.

         "Termination Fee" has the meaning set forth in Section 8.02(b).

         "Treasury Shares" has the meaning set forth in Section 3.01(e).

         "USA Patriot Act" means the USA Patriot Act (Pub. L. No. 107-56).

                                   ARTICLE II

                                   THE MERGER

         2.01 The Merger. (a) The Combination. As of the Effective Time, the Merger Subsidiary shall merge with and into RLBI (the "Merger"), the separate corporate existence of Merger Subsidiary shall cease and RLBI shall survive and continue to exist (RLBI, as the surviving entity in the Merger, sometimes being referred to herein as the "Surviving Company"). The Company, at any time prior to the Effective Time (including, to the extent permitted by applicable law, after RLBI's shareholders have approved this Agreement), may change the method of effecting the combination of Merger Subsidiary with RLBI (including, without limitation, the provisions of this Article II and including, without limitation, by electing not to merge Merger Subsidiary with and into RLBI; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of RLBI Common Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of RLBI's shareholders as a result of receiving the Merger Consideration, (iii) impede or delay consummation of the transactions contemplated by this Agreement or (iv) otherwise be materially prejudicial to the interests of the shareholders of RLBI.

                  (b) Filings. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective at the Effective Time. Articles of Merger (the "Articles of Merger"), in a form acceptable to the parties shall be filed with the Illinois Secretary.

                  (c) Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Surviving Company immediately after the Effective Time shall be those of RLBI as in effect immediately prior to the Effective Time.


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                  (d)  Directors and Officers of the Surviving Company. The
directors and officers of the Surviving Company immediately after the Effective Time shall be the directors and officers of the Merger Subsidiary immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

                  (e) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the IBCA, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of RLBI and Merger Subsidiary shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of RLBI and Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

         2.02 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the filings contemplated by Section 2.01(b) to be made (i) no later than the third (3rd) Business Day after such satisfaction or waiver or (ii) on such other date to which the parties may agree in writing (the date of such filing referred to herein as the "Effective Date"). The "Effective Time" of the Merger shall be the time of such filing or as set forth in such filing if other than the time of filing.

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

         3.01  Effect on Capital Stock. Subject to the provisions of this
Article III, at the Effective Time of the Merger, as a result of the Merger and without any action on the part of the Company, RLBI or the holders of shares of RLBI Common Stock:

                  (a) Outstanding RLBI Common Stock. Each share of RLBI Common Stock, excluding Treasury Shares and Dissenters' Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive from the Surviving Company $1,114.68 (the "Offer Price"). At the Effective Time all such shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

                  (b) Outstanding Merger Subsidiary Stock. Each share of Merger Subsidiary Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into one duly and validly issued, fully paid and nonassessable share of the Surviving Company.

                  (c) Outstanding Company Stock. Each share of the Company Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of the Company Stock and shall not be affected by the Merger.


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                  (d)  Dissenter's Shares. All shares of RLBI Common Stock that are "dissenting shares" within the meaning of Article 11 of the IBCA ("Dissenters' Shares") shall not be converted into or represent a right to receive cash hereunder unless and until such shares have lost their status as dissenting shares under Article 11 of the IBCA, at which time such shares shall cease to exist and the holder thereof shall be entitled to receive the Merger Consideration.

                  (e) Cancellation of Certain Shares. Any shares of RLBI Common Stock held directly or indirectly by the Company (or any of its Subsidiaries) or by RLBI, other than those held in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares"), shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of RLBI Common Stock shall cease to be, and shall have no rights as, shareholders of RLBI other than the right to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of RLBI or the Surviving Company of the shares of RLBI Common Stock that were outstanding immediately prior to the Effective Time.

         3.03 Exchange Procedures. (a) Paying Agent. At or prior to the Effective Time, the Company shall deposit, or shall cause to be deposited, with the Bank of Waukegan (the "Paying Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article III, funds in amounts (the "Exchange Fund") for the payment of the Merger Consideration pursuant to
Section 3.01(a) upon surrender of Certificates, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to the Company.

                  (b) Exchange of Certificates for Cash. After the Effective Date, the Company shall send or cause to be sent, as promptly as practicable and in no event later than five (5) Business Days after the Effective Date, to each former holder of record of shares of RLBI Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Certificates for the Merger Consideration. Upon delivery to the Paying Agent of such transmittal materials (properly completed) and the Certificates representing such shares of RLBI Common Stock (or indemnity reasonably satisfactory to the Company and the Paying Agent, if any of such certificates are lost, stolen or destroyed) the Company shall cause the amount of cash into which the shares formerly represented by such Certificates shall have been converted pursuant to this Article III, which such Person shall be entitled to receive, to be delivered to such holder of record of shares and the Certificates so delivered shall forthwith be cancelled. The Paying Agent shall process materials received and issue the Merger Consideration within three Business Days of the receipt of such materials. In the event of a transfer of ownership of RLBI Common Stock that is not registered in the stock transfer books of RLBI, the Merger Consideration may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so delivered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Company


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


that such tax has been paid or is not applicable. No interest will be paid on any such cash which any such Person shall be entitled to receive pursuant to this Article III upon such delivery.

                  (c) No Liability. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any former holder of RLBI Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (d) Unclaimed Funds. Any portion of the Exchange Fund that remains unclaimed by the holders or record of shares of RLBI for six months after the Effective Time shall be paid to the Company. Any shareholders of RLBI who have not theretofore complied with this Article III shall thereafter look only to the Company for payment of the Merger Consideration in respect of each share of RLBI Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

                  (e) Withholding Rights. The Company or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of record of shares of RLBI Common Stock such amounts as the Company or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of RLBI Common Stock in respect of which such deduction and withholding was made by the Company or the Paying Agent.

         3.04 Anti-Dilution Provisions. In the event RLBI changes (or establishes a record date for changing) the number of shares of RLBI Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding RLBI Common Stock and the record date therefor shall be prior to the Effective Date, the Offer Price shall be proportionately adjusted.

         3.05 Dissenters' Rights. Any Dissenting Shareholder who shall be entitled to be paid the value of such shareholder's shares of RLBI Common Stock as provided in Article 11 of the IBCA shall not be entitled to Merger Consideration in respect thereof provided for thereunder unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger under the IBCA, and shall be entitled to receive only the payment provided for by Article 11 of the IBCA with respect to such Dissenters' Shares. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, each share of RLBI Common Stock held by such Dissenting Shareholder shall be converted into the right to receive the Merger Consideration. The Company will have the right to participate in all negotiations and proceedings related to the Dissenters' Shares. RLBI shall not make any payment with respect to, or settle or offer to settle, any appraisal demands without the prior written consent of the Company.


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                                   ARTICLE IV

                           ACTIONS PENDING ACQUISITION

         4.01 Forbearances of RLBI. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, RLBI and the Bank will not:

                  (a) Ordinary Course. Conduct the business of RLBI and the Bank other than in the ordinary and usual course, maintain their respective books in a manner inconsistent with past practices, or fail to use its best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing goodwill and relations with customers, suppliers, employees and business associates, or take any action that would adversely affect or delay the ability of RLBI, the Company or Merger Subsidiary to perform any of their obligations on a timely basis under this Agreement, or take any action that would be reasonably likely to have a Material Adverse Effect on RLBI or the Bank.

                  (b) Capital Stock. Other than pursuant to the Rights set forth in Section 4.01(b) of the Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, (ii) enter into any agreement with respect to (i) above or (iii) permit any shares of stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

                  (c) Dividends; Etc. With the exception of the dividend of $6 per share paid on July 2, 2003 and a dividend to be paid immediately before the Effective Date for the dividend that would normally be declared in December 2003 and paid in January 2004 (with such dividend not to exceed $6 per share and which shall be pro rated if the Effective Date occurs prior to December 31,
2003), (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

                  (d) Compensation; Employment Agreements; Etc. Enter into, renew, make any new grants of awards under or amend or otherwise modify any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of RLBI or the Bank or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than five percent (5%), (ii) for other changes that are required by applicable law,
(iii) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(d) of the Disclosure Schedule, (iv) actions required under the terms of this Agreement, (v) the adoption of a Severance Policy for employees of the Bank in substantially the form set forth in Schedule 4.01(d). or (vi) if the Closing has not occurred on or before December 31, 2003, the Bank may make bonus payments pursuant to the agreements or understandings identified in Schedule 6.10(d).

                  (e) Hiring. Hire any person as an employee of RLBI or the Bank or promote any employee.

                  (f) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(f) of the Disclosure Schedule) any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of RLBI or the Bank or take any action to accelerate the vesting or exercisability of restricted stock or other compensation or benefits payable thereunder.

                  (g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that, together with all other such transactions, is not material to RLBI or the Bank.

                  (h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to RLBI or the Bank.

                  (i) Capital Expenditures. Make any capital expenditures other than capital expenditures not exceeding $15,000 individually or $50,000 in the aggregate that are (i) in the ordinary course of business consistent with past practice in amounts, or (ii) relate to events or occurrences covered, immediately or otherwise, by insurance, indemnification, or other legal obligation.

                  (j) Governing Documents. Amend RLBI's Articles of Incorporation or Bylaws, or allow the Bank charter or Bylaws to be amended.

                  (k) Accounting Methods. Implement or adopt any change in their accounting principles, practices or methods, other than as may be required by GAAP or this Agreement.

                  (l) Contracts. Enter into any contract or agreement that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with sixty (60) days or less notice without payment of a premium or penalty, other than loans and other transactions made in the ordinary course of the banking business.

                  (m) Claims. Enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which RLBI or the Bank is or becomes a party, which settlement, agreement or action involves payment by them of an amount, individually or for all such settlements, other than insured claims, that exceed $50,000 and/or would impose any material restriction on their business or the business of the Surviving Company or create precedent for claims that are reasonably likely to be material to the Surviving Company, RLBI or the Bank.

                  (n) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) any of RLBI's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

                  (o) Risk Management. Except as required by applicable law or regulation or the Federal Reserve Board, the FDIC or the Illinois Office of Banks and Real Estate, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to substantially follow RLBI's or the Bank's existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use reasonable means to avoid any material increase in RLBI's or the Bank's aggregate exposure to interest rate risk.

                  (p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the Federal Home Loan Bank of Chicago, all in the ordinary course of business and consistent with past practices) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business and consistent with past practices.

                  (q) Loans. Make any loan, loan commitment or renewal or extension thereof to any Person which would be materially inconsistent with the existing loan policies or practices of the Bank or which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person and any affiliate or immediate family member of such Person, exceed $500,000 without submitting complete loan package information to the chief credit officer of the Company for review with a right of comment at least two (2) full Business Days prior to taking such action.

                  (r) Investments. (i) Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $500,000 or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of five years or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, RLBI or the Bank may purchase investment securities if, within five Business Days after RLBI or the Bank requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that the Company consent to making of any such purchase, the Company has approved such request in writing or has not responded in writing to such request.

                  (s) Taxes. Settle any material audit, make or change any material tax election, file any amended Tax Return, take any action which would have a material impact on the tax position of RLBI or the Bank or their successor after the Merger or take any other action with respect to Taxes that is outside the ordinary course of business or inconsistent with past practice.

                  (t)  Commitments. Agree or commit to do any of the foregoing.

         4.02 Forbearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of RLBI, the Company will not, and will cause Merger Subsidiary and each of the Company's Subsidiaries not to:

                  (a) Ordinary Course. Take any action reasonably likely to have an adverse effect on the Company's ability to perform any of its material obligations under this Agreement.

                  (b) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

                  (c)  Commitments. Agree or commit to do any of the foregoing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01 Disclosure Schedules. At least three Business Days prior to the date hereof, RLBI shall have delivered to the Company a schedule (the "Disclosure Schedule") setting forth the items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.02 or to one or more of its covenants contained in Article IV.

         5.02 Representations and Warranties of RLBI. Except as set forth in the corresponding sections or subsections of the Disclosure Schedule, RLBI hereby represents and warrants to the Company and to Merger Subsidiary:

                  (a) Organization, Standing and Authority. RLBI is a corporation duly organized, validly existing and in good standing under the laws of Illinois and is a registered bank holding company under the Federal Bank Holding Company Act. True and accurate copies of the RLBI Articles and RLBI Bylaws are set forth in Schedule 5.02(a)(i). The Bank is a member of the Federal Reserve System and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by law. True and correct copies of the Charter and Bylaws of the Bank are set forth in Schedule 5.02(a)(ii). Neither RLBI nor the Bank are required to be qualified in any other jurisdictions.

                  (b) RLBI Capital Stock. The authorized capital stock of RLBI consists solely of 40,000 shares of RLBI Common Stock, of which 17,763 shares are issued and outstanding. As of the date hereof, no shares of RLBI Common Stock are held in treasury by RLBI or otherwise owned directly or indirectly by RLBI. The outstanding shares of RLBI Common Stock have been duly authorized and are validly issued and outstanding, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of RLBI Common Stock authorized and reserved for issuance, RLBI does not have any other Rights issued or outstanding with respect to RLBI Common Stock, and RLBI does not have any commitment to authorize, issue or sell any RLBI Common Stock or Rights, except pursuant to this Agreement.

                  (c) Subsidiaries. The authorized capital stock of the Bank consists of 20,000 shares of common stock, par value $50 per share ("Bank Common Stock"), 20,000 of which are issued and outstanding. All of the outstanding shares of the Bank Common Stock are validly issued, fully paid and nonassessable and are owned by RLBI, free and clear of all Liens. There are no outstanding options, warrants or other rights in or with respect to the shares of the Bank Common Stock nor any securities convertible into such stock and the Bank is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of the Bank Common Stock or any other securities convertible into such common stock.

                           (i)  RLBI has one subsidiary, namely the Bank.

                           (ii) RLBI does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.

                  (d) Corporate Power. Each of RLBI and the Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all of its respective properties and assets and is duly qualified to do business and in good standing in Illinois and foreign jurisdictions where its ownership of property or leasing of property or assets or the conduct of its business operations requires it to be so qualified; and RLBI has the corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                  (e) Corporate Authority. As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, RLBI's Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of RLBI and its shareholders, (ii) approved this Agreement and the Merger and (iii) resolved that such matter be submitted for consideration by its shareholders at a meeting of such shareholders and that such matter be recommended for approval at such meeting. RLBI has duly executed and delivered this Agreement, and this Agreement is a valid and legally binding obligation of RLBI, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). RLBI Board has received the written opinion of Hovde Financial LLC to the effect that as of the date hereof the Offer Price is fair to the holders of RLBI Common Stock from a financial point of view.

                  (f)  Regulatory Approvals; No Violations.

                           (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by RLBI or the Bank in connection with the execution, delivery or performance by RLBI of this Agreement or to consummate the Merger or the Bank Merger except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the Illinois Secretary, the Illinois Commissioner and any other Regulatory Authority, as may be required, (B) filings with the SEC and state securities authorities, if any, (C) the approval of the principal terms of the Merger contemplated by this Agreement by the holders of a majority of the outstanding shares of RLBI Common Stock, and (D) the filing of the Agreement of Merger with the Illinois Secretary pursuant to the IBCA and (E) any consents required under agreements set forth in Sections 5.02(f) and
         (k) of the Disclosure Schedule. The Company shall be solely responsible for obtaining any consents required by contracts set forth in Sections 5.02(f) and (k) of the Disclosure Schedule. As of the date hereof, RLBI has no Knowledge of any reason for which the approvals sought and set forth in this Section 5.02(f) and in Section 7.01(b) would not be received or would be received with the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                           (ii)     Subject to receipt of the approvals
         referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement by RLBI and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a material default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of RLBI or to which RLBI or any of its respective properties is subject or bound, (B) constitute a breach or violation of, or a material default under, RLBI Articles or Bylaws (or similar governing documents) of RLBI or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

                  (g) Financial Reports; Undisclosed Liabilities. (i) The consolidated balance sheets of RLBI as of December 31, 2002 and December 31, 2001, and the related statements of income, cash flows and changes in shareholders' equity of RLBI for the two years then ended, audited by Crowe Chizek and Company LLP, and the unaudited financial statements for the six (6) months ended June 30, 2003, fairly present the consolidated financial position of RLBI as of such dates and the consolidated results of the operations of RLBI for the periods then ended, in accordance with GAAP (except, in the case of the unaudited financial statements, for the absence of footnotes and for normal and recurring year-end adjustments which are not material). Such financial statements are attached hereto as Section 5.02(g)(i) of the Disclosure Schedule. The call report of the Bank as of December 31, 2002 is true and correct in all material respects. The call report of the Bank as described above is attached hereto as Section 5.2(g)(i) of the Disclosure Schedule. The books and records of RLBI have been, and are being, maintained in accordance with GAAP, or to the extent inconsistent with GAAP, the laws, rules and regulations of the applicable Regulatory Authority which compel the maintenance of such books and records, and any other applicable legal and accounting requirements.

                           (ii) RLBI and the Bank have, timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with (A) the FDIC and the Illinois Commissioner and (B) any other Regulatory Authority (collectively, the "Regulatory Filings"), and all other material report and statements required to be filed by it since December 31, 2000, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States or the State of Illinois and the rules and regulations of the FDIC, the Illinois Commissioner, or any other Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed.

                           (iii) Since December 31, 2002, RLBI and the Bank have not incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to negotiations with potential acquiring parties and expenses related to this Agreement and the transactions contemplated hereby).

                           (iv)  Since December 31, 2002, except as set forth in
         Section 4.01(a) to the Disclosure Schedule, (A) RLBI and the Bank have conducted their business in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to negotiations with potential acquiring parties and expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.02 or otherwise), has had, or to RLBI's Knowledge could be reasonably likely to have, a Material Adverse Effect with respect to RLBI or the Bank.

                           (v) Neither RLBI nor the Bank have any securities that are registered under the Securities Exchange Act of 1934.

                  (h) Litigation. Except as set forth on Section 5.02(h) of the Disclosure Schedule, no litigation, claim, action, suit, hearing, alternative dispute resolution proceedings, investigation or other proceeding before any Governmental Authority is pending against RLBI and the Bank and, to RLBI's Knowledge, no such litigation, claim, action, suit, hearing, investigation or other proceeding has been threatened and to RLBI's Knowledge there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

                  (i) Regulatory Matters. Except as set forth in Section 5.02(i) of the Disclosure Schedule, (i) neither RLBI, the Bank nor any of their properties are, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Illinois Commissioner, the Federal Reserve Board and the FDIC) or the supervision or regulation of it (collectively, the "Regulatory

Authorities"). RLBI and the Bank have paid all assessments made or imposed by any Regulatory Authority.

                           (ii) Neither RLBI or the Bank have been advised by, and do not have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                           (iii) RLBI and the Bank are unaware of any reason why any of the requisite regulatory approvals should be denied or unduly delayed.

                  (j)  Compliance With Laws. RLBI and the Bank:

                           (i) are in material compliance with all material applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices;

                           (ii)  have all material permits, licenses,
         authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of RLBI and the Bank, no suspension or cancellation of any of them is threatened; and

                           (iii) have received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that RLBI or the Bank are not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Knowledge of RLBI and the Bank, do any grounds for any of the foregoing exist).

                  (k) Material Contracts. Except as described in the Disclosure Schedule, neither RLBI nor the Bank is a party to any agreement or understanding described below:

                           (i) any agreement, arrangement or commitment not made in the ordinary course of business consistent with past practices that is material to RLBI on a consolidated basis, or any contract, agreement or understanding relating to the sale or disposition by RLBI or the Bank of any significant assets or businesses of RLBI or the Bank;

                           (ii) any material agreement, indenture, credit agreement or other instrument relating to the borrowing of money by RLBI or the Bank (other than certificates of deposit and customary deposit instruments) or the guarantee by RLBI or the Bank of any such obligation;

                           (iii) any contract containing covenants which limit the ability of the Bank to compete in any line of business or with any person or which involve any restriction in the geographical area in which, or method by which, RLBI and the Bank may carry on their respective businesses (other than as may be required by law or applicable regulatory authority);

                           (iv) any agreement or understanding which obligates RLBI or the Bank for a period in excess of one year, or which has a value in excess of $25,000, to purchase, sell or provide services, materials, supplies, merchandise, facilities or equipment and which is not terminable without penalty or not more than thirty (30) days notice;

                           (v) any agreement or understanding of any kind, except for deposit relationships or loans made in the ordinary course of business with any current director or executive officer of RLBI or the Bank or with any affiliate thereof or any member of the immediate family of any such director or executive officer; or

                           (vi) any material agreement or understanding which would be terminable by any other party other than RLBI or the Bank as a result of the consummation of the transactions contemplated by this Agreement.

                  (l)  True and correct copies of all documents identified in
Section 5.02(k) are attached hereto as Section 5.02(k) to the Disclosure
Schedule.

                  (m) Brokers and Investment Bankers. Except for the retention of Hovde Financial, LLC, no action has been taken by RLBI or the Bank that would give rise to any valid claim against any other party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

                  (n)  Employee Benefit Plans.

                           (i)  All benefit and compensation plans,
         contracts, policies or arrangements covering current or former employees of RLBI and the Bank (the "Employees") and current or former directors of RLBI and the Bank including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights and stock based, incentive and bonus plans (the "Benefit Plans"), are set forth in Section 5.02(n) of the Disclosure Schedule. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or made available to the Company as of the date hereof.

                           (ii) All Benefit Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and RLBI is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no pending or, to RLBI's Knowledge, threatened litigation relating to the Benefit Plans. RLBI has not to its Knowledge, engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject RLBI to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                           (iii) No Pension Plan is subject to Title IV of ERISA or subject to Section 412 of the Code. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by RLBI or the Bank with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by RLBI or the Bank, or single-employer plan of any entity which is considered one employer with RLBI or the Bank under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). RLBI and the Bank have not incurred, and do not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). Neither RLBI or the Bank nor any ERISA Affiliate has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA.

                           (iv) All filings required by ERISA and the Code as to each Plan have been timely filed, and all notices and disclosures to Benefit Plan participants, beneficiaries and alternate payees have been timely provided. All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of
         Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. RLBI and the Bank have not provided, nor is it required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                           (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

                           (vi) Except as set forth on Schedule 5.02(n), RLBI and the Bank do not have any obligations for retiree health and life benefits under any Benefit Plan. RLBI and the Bank may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

                           (vii) Except as set forth in Section 5.02(n) to the Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (A) entitle any employees of RLBI or the Bank to severance pay or any increase in severance pay upon any termination of employment after the date hereof,
         (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a material default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in
         Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. Notwithstanding anything set forth in Section 5.02(n) of the Disclosure Schedule, no payment made hereunder by RLBI or the Bank or agreed to be made by the Company on behalf of RLBI or pursuant to this transaction shall constitute a "parachute payment" as described in Section 280G of the Code.

                  (o) Labor Matters. RLBI and the Bank are not a party to and are not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is RLBI or the Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel RLBI or the Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to the Knowledge of RLBI or the Bank, threatened, nor does RLBI or the Bank have Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

                  (p) Environmental Matters. Except as set forth in Section 5.02(p) of the Disclosure Schedule, to RLBI's Knowledge (i) RLBI and the Bank are in material compliance with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently owned or operated by RLBI or the Bank has been contaminated with, or has had any release of, any Hazardous Substance; (iii) RLBI and the Bank are not subject to liability for any Hazardous Substance disposal or contamination on property that they currently own or operate; (iv) RLBI and the Bank have not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (v) RLBI and the Bank are not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; and (vi) with the exception of environmental documents related to the property identified in
Section 5.02(p) of the Disclosure Schedule (which documents have been previously provided to the Company), attached hereto as Section 5.02(p) to the Disclosure Schedule are copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession relating to RLBI or the Bank, and any currently owned or operated property or any properties for which RLBI or the Bank is liable for environmental matters.

                  As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, and the term Hazardous Substance means any substance in any concentration that is: (1) listed, classified or regulated pursuant to any Environmental Law, (2) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, or
(3) any other substance which is or has in the past been the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

                  (q) Tax Matters. (i) (A) RLBI and the Bank (I) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all significant Tax Returns required to have been filed by it and all such filed Tax Returns are to RLBI's Knowledge true, complete and accurate; (II) have paid in full or accrued all Taxes that are required to have been paid or accrued and has withheld from amounts owing to any employee, creditor or third party all amounts that RLBI or the Bank are obligated to have withheld; (III) in the case of any Tax Return required to be retained by RLBI or the Bank prior to the Effective Date in respect of any information reporting or other tax requirements, has retained properly completed Tax Returns in RLBI's files; and (IV) has complied with all information reporting (and related withholding) requirements related to payments to, and transaction completed for, customers, (B) all deficiencies asserted or assessments made as a result of such examinations have been paid in full or otherwise finally resolved, (C) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i)(A) are currently pending, (D) RLBI and the Bank have not waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (E) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or tax matters, and (F) as of the date hereof, RLBI and the Bank have made available to the Company true and correct copies of all material income, franchise, capital and similar Tax Returns filed by RLBI and the Bank for all taxable years or periods for which the relevant statute of limitations has not expired.

                           (ii) There are no Liens on any of RLBI or the Bank's assets that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (iii) RLBI and the Bank will not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Effective Time, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

                           (iv) RLBI and the Bank do not have any significant liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Regulatory Filings filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Regulatory Filings filed on or prior to the date hereof.

                           (v) Except as set forth in Section 5.02(q), RLBI and the Bank are not a party to any Tax allocation or sharing agreement, is not and have never been a member of an affiliated, consolidated, unitary or combined Tax group filing consolidated or combined Tax Returns or otherwise has any liability for the Taxes of any Person (other than RLBI or the Bank).

                           (vi) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to RLBI or the Bank.

                           (vii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement, and (B) all Taxes that RLBI or the Bank are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

                  (r)  Risk Management Instruments. Except as set forth in
Section 5.02(r) to the Disclosure Schedule, RLBI and the Bank are not a party nor have they agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") and do not own any securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

                  (s) Books and Records. The books and records of RLBI and the Bank have been fully, properly and accurately maintained in all material respects, there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the consolidated financial position of RLBI. The minute books of RLBI and the Bank accurately reflect in all material respects all corporate meetings held or actions taken since January 1, 2000 by their respective Board of Directors.

                  (t) Insurance. Section 5.02(t) to the Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders, or bonds maintained by RLBI and the Bank ("Insurance Policies"), and policies where RLBI or the Bank are named as an additional insured or otherwise relate to coverage for RLBI or the Bank's property or assets. RLBI and the Bank are insured with reputable insurers against such risks and in such amounts as the management of RLBI or the Bank reasonably have determined to be prudent in accordance with industry practices. All the Insurance Policies are, in full force and effect; RLBI and the Bank are not, in material default thereunder; and all claims thereunder have been filed in due and timely fashion. RLBI and the Bank have no Knowledge of any set of facts that would provide the basis for a claim under any of its policies.

                  (u) Allowance For Loan Losses. RLBI and the Bank's allowance for loan losses ("ALL") is, and shall be as of the Effective Date, in substantial compliance with RLBI's existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is, to RLBI's Knowledge, adequate under all such standards.

                  (v)  Transactions With Affiliates. Except as set forth in
Section 5.02(v) to the Disclosure Schedule, RLBI and the Bank have no transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

                  (w)  Real Property.

                           (i) Except as set forth in Section 5.02(w) to the Disclosure Schedule, RLBI and the Bank do not own any real property or premises on the date hereof in whole or in part. Schedule 5.02(w) to the Disclosure Schedule contains a complete and correct list of all real property or premises leased or subleased in whole or in part by RLBI or the Bank and together with a list of all applicable leases or subleases and the name of the lessor or sublessor. None of such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is, to RLBI's Knowledge, threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. None of the premises or properties of RLBI or the Bank is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by RLBI or the Bank.

                           (ii) Each of the leases referred to in Section 5.02(w) of the Disclosure Schedule is valid and existing and in full force and effect, and, RLBI is not in material default thereunder and no notice of a claim of material default by RLBI has been delivered to or is now pending, and, to RLBI's Knowledge, there does not exist any event that with notice or the passing of time, or both, would constitute a material default or excuse performance by any party thereto.

                  (x) Title. RLBI and the Bank have good title to its properties and assets (other than (i) property as to which they are lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted) except (A) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, (B) pledges of assets in the ordinary course of business to secure public deposits, (C) for those assets and properties disposed of for fair value in the ordinary course of business since the date of RLBI or the Bank's call report dated as of and for the year ended December 31, 2002, and (D) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

                  (y) Community Reinvestment Act Compliance. The Bank has not received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act ("CRA") and regulations promulgated thereunder, and the Bank has received a CRA rating of satisfactory or better. RLBI has no Knowledge of any facts or circumstances, which would cause the Bank to fail to comply with such provisions or to cause the CRA rating of the Bank to fall below satisfactory.

                  (z)      Loans

                           (i) Except as specifically set forth on Section 5.02(z) to the Disclosure Schedule, as of July 22, 2003: (a) neither RLBI nor the Bank is a party to any loan agreement, note or other borrowing agreement (each, a "Borrowing Agreement") under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or, to Knowledge of RLBI, otherwise in material default thereof, (b) neither RLBI nor the Bank is a party to any Borrowing Agreement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by RLBI, or any Governmental Authority; (c) neither RLBI nor the Bank is a party to any Borrowing Agreement, including any loan guaranty, with any director or officer of RLBI or the Bank, or, to the RLBI's Knowledge, any corporation or enterprise controlling, controlled by or under common control with any of the foregoing; and (d) to RLBI's Knowledge, neither RLBI nor the Bank is a party to any Borrowing Agreement in violation in any material respect of any law, regulation or rule of any Governmental Authority.

                           (ii) All loans of RLBI and the Bank are enforceable against RLBI or the Bank in accordance with the terms thereof, and to RLBI's Knowledge are the valid and binding obligations of the obligors, except as limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (b) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         5.03 Representations and Warranties of the Company. The Company hereby represents and warrants to RLBI as follows:

                  (a) Organization, Standing and Authority. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing in Illinois and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified except where the failure to so qualify would not have a Material Adverse Effect on the Company. The Company has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

                  (b) Corporate Power. The Company has the corporate power and authority to carry on their business as it is now being conducted and to own all its properties and assets; the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and it has the corporate power and authority to execute, deliver and perform its obligations to consummate the transactions contemplated thereby.

                  (c) Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the Company and the Company Board. This Agreement has been duly executed and delivered by the Company and this Agreement is a valid and legally binding agreement of the Company enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                  (d)  Regulatory Approvals; No Violations.

                           (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or Merger Subsidiary in connection with the execution, delivery or performance by the Company or Merger Subsidiary of this Agreement or to consummate the Merger except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the FDIC, the Illinois Secretary and the Illinois Commissioner, as may be required, (B) filings with the SEC and state securities authorities, if any, and (C) the filing of the Agreement of Merger with the Illinois Secretary pursuant to the IBCA. As of the date hereof, the Company has no Knowledge of any reason for which the approvals sought and set forth in this Section 5.03(d) and in Section 7.01(b) would not be received or would be received with the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                           (ii) Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a material default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of the Company or to which the Company or its properties is subject or bound, (B) constitute a breach or violation of, or a material default under, the Articles of Incorporation or Bylaws (or similar governing documents) of the Company or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

                  (e) Adequate Funds. At the Effective Time, the Company will have sufficient funds and capital to carry out its obligations under this Agreement and will deposit such sufficient funds with the Paying Agent.

                  (f) No Brokers. No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement other than the payment by the Company of certain fees to Stifel, Nicholaus & Company, Incorporated.

                  (g) Fairness Opinion. The Company has received an opinion, dated the date of this Agreement, from Stifel, Nicolaus & Company, Incorporated that, subject to the terms, conditions and qualifications set forth therein, the Merger Consideration is fair to the Company's shareholders from a financial point of view.

                  (h) Litigation. No litigation, claim or other proceeding before any court or Governmental Authority is pending against the Company and, to the Knowledge of the Company, no such litigation, claim or other proceeding has been threatened which would result in a Material Adverse Effect to the Company and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

                  (i)  Regulatory Matters.

                           (i) The Company nor any of the Company's property are, directly or indirectly, party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority. The Company has paid all assessments made or imposed by any Regulatory Authority.

                           (ii) The Company has not been advised by, and does not have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                           (iii)  Except as set forth in the Disclosure
         Schedule, the Company was rated "Satisfactory" or "Outstanding" following its most recent CRA examination by the Regulatory Authority responsible for its supervision. The Company has received no notice of, and has no Knowledge of any, planned or threatened objection by any community group to the transactions contemplated hereby. The Company received a rating of 2 or better in its most recent Capital Adequacy, Asset Quality, Management, Earnings and Liquidity evaluation.

                                   ARTICLE VI

                                    COVENANTS

         6.01 Best Efforts. Subject to the terms and conditions of this Agreement, each of RLBI and the Company agrees to use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

         6.02 Shareholder Approval. RLBI agrees to take, in accordance with applicable law and RLBI Articles and RLBI Bylaws, all action necessary to convene as soon as practicable a meeting of its shareholders to consider and vote upon the approval of this Agreement and the Merger and any other matters required to be approved by RLBI's shareholders for consummation of the Merger (including any adjournment or postponement, the "RLBI Meeting"), within forty-five (45) calendar days after delivery of the Proxy Statement as defined in Section 6.03. Except with the prior approval of the Company, no other matters shall be submitted for the approval of RLBI shareholders. RLBI Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent RLBI Board from withholding, withdrawing, amending or modifying its recommendation if RLBI Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to RLBI shareholders under applicable law; provided, further, that Section 6.06 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

         6.03 Proxy Statement. (a) After this Agreement is executed, RLBI shall as soon as practicable mail at its expense a proxy statement (the "Proxy Statement") to its shareholders. RLBI shall provide the Company, and its counsel, a reasonable opportunity to review and comment on the proposed Proxy Statement.

                  (b) RLBI agrees that the Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to its shareholders and at the time of RLBI Meeting not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of RLBI and the Company agree that if such party shall become aware prior to the RLBI Meeting of any information furnished by such party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Proxy Statement.

         6.04 Press Releases. RLBI and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior, written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior, written consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required of it by law. RLBI and the Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

         6.05 Access; Information. (a) RLBI agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and the Company's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as the Company may reasonably request and, during such period, it shall furnish promptly to the Company all information concerning its business, properties and personnel as the Company may reasonably request.

                  (b) Without limiting the generality of Section 6.05(a), prior to the Effective Time, the Company and the Company's representatives shall have the right to conduct a review to determine (i) that the assets, books, records and operations of RLBI and the Bank are in satisfactory condition and will not in a material way adversely impact the Company after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

                  (c) RLBI agrees that, subject to applicable laws, it shall cooperate in good faith with the Company on mutually agreed operating issues which the parties agree have priority.

                  (d) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated (A) each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same and (B) for one year after such termination, neither RLBI on the one hand, nor the Company or Merger Subsidiary on the other, shall solicit the services of any employee of such other party for purposes of engaging them as an employee, agent, consultant or independent contractor of such soliciting party. Notwithstanding the foregoing, nothing herein shall prevent the parties hereto from any general advertising or recruitment activities not directed specifically at the employees of the other party hereto. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party's obligation to consummate the transactions contemplated by this Agreement.

                  (e) RLBI shall provide to the Company the agenda for or a summary of the business proposed to be discussed at: (i) all meetings of the Boards of Directors of RLBI and the Bank, and (ii) all meetings of the committees of each such Board of Directors, including without limitation the audit and executive committees thereof. RLBI shall give reasonable notice to the Company of any such meeting; however, the attendance at any such meeting by any Company representative shall be deemed a waiver of any notice required for such meeting pursuant to this Section 6.05(e). RLBI shall provide to the Company all information provided to the directors for, during and after all such Board of Directors and committee meetings, when the same are provided to such directors, including minutes of prior meetings, financial reports and any other analyses prepared by senior management of RLBI; provided, however, that the Company shall provide information relating to an Acquisition Proposal only in accordance with Section 6.06 hereof. All such information provided to Company shall be treated in confidence as provided herein. RLBI shall allow two representatives of the Company to attend as an observer all meetings of the Board of Directors of RLBI and the Bank and all committee meetings; provided, however, that such representatives shall be excluded from all discussions relating to an Acquisition Proposal or the terms and conditions of this Agreement.

         6.06 Acquisition Proposals. (a) From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII hereof, none of RLBI, any of its Subsidiaries or any of their respective directors, officers, employees, investment bankers, financial advisors, counsel, accountants, representatives or agents, shall, directly or indirectly: (i) make, encourage, facilitate, solicit, induce, assist or initiate any inquiry or proposal, or participate in any negotiations with, or knowingly provide any information to, any corporation, partnership, agent, attorney, financial advisor, or other Person (other than the Company, an affiliate of the Company or an officer, employee or other authorized representative of the Company or such affiliate, or counsel for the Company or its directors and financial advisor, solely for use in connection with the transactions contemplated hereby) relating to any Acquisition Proposal; (ii) knowingly furnish any information to any Person in connection with, or participate in any negotiations with respect to, or knowingly take any other action designed to facilitate, any Acquisition Proposal; or (iii) participate in any discussions regarding any Acquisition Proposal; provided, however, that RLBI make such disclosures that are necessary to comply with its disclosure obligations under federal or state law, and if at any time prior to the approval of this Agreement by the shareholders of RLBI, the RLBI Board determines in good faith, after receipt of advice from outside counsel, that the failure to provide such information or to participate in such negotiations or discussions would likely be inconsistent with its fiduciary duties to the shareholders of RLBI under applicable law, RLBI may, in response to a proposal that was not solicited by it and that did not otherwise result from a breach of this Section 6.06(a), and that has been determined by the RLBI Board to be a Superior Proposal, subject to RLBI giving the Company at least two (2) Business Days' written notice of its intention to do so, (x) furnish information with respect to RLBI to any Person pursuant to a customary confidentiality agreement provided that a copy of all such information is delivered simultaneously to the Company, and (y) participate in negotiations regarding such proposal. RLBI shall as promptly as practicable notify the Company in writing of any inquiry, request for information or any proposal in connection with a Acquisition Proposal, the material terms and conditions of such request or proposal (including a copy of any written inquiry or proposal, or a written summary of any verbal inquiry or proposal, as the case may be) and the identity of the Person making such request or proposal. RLBI will keep the Company reasonably informed of the status and material details (including amendments or proposed amendments) of such request or proposal on a current basis, and will respond promptly in writing to any reasonable inquiry by the Company concerning the foregoing. RLBI shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Person conducted heretofore by RLBI or its representatives with respect to the foregoing.

         (b) For purposes of this Agreement, "Acquisition Proposal" shall mean, whether in the form of an actual or intended proposal to or from a completed action by or other communication with, as the case may be, any Person (or group of Persons) other than the Company and its Subsidiaries (a "Acquisition Party"), any of: (i) a merger (whether or not RLBI is the surviving corporation) or consolidation, or any similar transaction (other than the Merger) of any company with either RLBI or any of its Subsidiaries; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either RLBI or any of its Subsidiaries; (iii) a purchase or other acquisition, in one or a series of related transactions, of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would cause such Person or group to become the beneficial owner of securities representing 10% or more of the voting power of either RLBI or the Bank; (iv) a tender or exchange offer to acquire securities representing 10% or more of the voting power of RLBI; (v) a public proxy or consent solicitation made to the shareholders of RLBI seeking proxies in opposition to any proposal relating to any aspect of the Merger that has been recommended by the RLBI Board; (vi) a liquidation, dissolution or recapitalization of RLBI or the Bank; (vii) a sale outside the ordinary course of business of a significant amount of assets of RLBI or the Bank; (viii) a purchase or sale of shares of capital stock of RLBI or the Bank; (ix) any similar transactions involving RLBI or the Bank, other than the transactions contemplated by this Agreement or the Bank Merger; (x) the filing of an application or notice with the Federal Reserve, the FDIC, the Illinois Commissioner, or any other federal or state Governmental Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (ix) above; or (xi) the making of a bona fide proposal to RLBI or the shareholders of RLBI by public announcement or written communication that is or becomes the subject of public disclosure to engage in one or more of the transactions referenced in clauses (i) through (ix) above. For purposes of this Agreement, a "Superior Proposal" shall mean any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) that the RLBI Board determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to the shareholders of RLBI than the Merger, taking into account all relevant factors (including but not limited to whether, in the good faith judgment of the RLBI Board, after obtaining the advice of a financial advisor of nationally recognized reputation, the Acquisition Party is reasonably able to finance the Acquisition Proposal and any proposed changes to this Agreement that may be proposed by the Company in response to such Acquisition Proposal). For purposes of the foregoing, the Company acknowledges that Hovde Financial, LLC is a financial advisor of nationally recognized reputation.

         6.07 Certain Policies. Upon request by the Company, prior to the Effective Date, RLBI and the Bank shall, consistent with GAAP, the rules and regulations of the Office of Banks and Real Estate and applicable banking laws and regulations (which shall govern in the event of any inconsistency with the rules and regulations of the Office of Banks and Real Estate), modify or change their loan, OREO, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of the Company; provided, however, that unless the modification or changes would otherwise be necessary to be consistent with applicable law, rule or regulation or with regulatory accounting principles and GAAP, no such modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not by itself be deemed to imply any misstatement of previously furnished financial statements or information.

         6.08 Regulatory Applications. (a) Each of the Company, RLBI and the Bank shall cooperate and use their respective best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (including the consolidation of any the Bank branches with Merger Subsidiary branches or branches of any other Subsidiary of the Company or the closure of any RLBI branches, in each case as the Company in its sole discretion shall deem necessary); and any initial filings with Governmental Authorities shall be made by the Company as soon as reasonably practicable after the execution hereof but, provided that RLBI has cooperated as described above, in no event later than forty-five (45) days after the date hereof. Each of the Company and RLBI shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

                  (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (in the case of the Company), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties to any third party or Governmental Authority.

         6.09 Indemnification. (a) For a period of three (3) years following the Effective Time, the Company shall indemnify, defend and hold harmless each present and former director and officer of RLBI and the Bank (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement or any related agreement, but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading) to the fullest extent that RLBI or the Bank is permitted to indemnify (and advance expenses to) its directors or officers under the IBCA, RLBI Articles and Bylaws, or the Bank

Charter and Bylaws, as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under the IBCA, RLBI Articles and Bylaws, or the Bank Charter and Bylaws shall be made by independent counsel selected by the Company and reasonably acceptable to the Indemnified Party.

                  (b) Any Indemnified Party wishing to claim indemnification under Section 6.09(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Company thereof; provided that the failure so to notify shall not affect the obligations of the Company under Section 6.09(a) unless and to the extent that the Company is actually prejudiced as a result of such failure.

                  (c) If the Company or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 6.09.

         6.10 Benefit Plans. (a) From and after the Effective Time, the Company shall provide former employees of RLBI or the Bank who remain as employees of the Surviving Company, Company or any of the Company's Subsidiaries with employee benefit plans, including severance policies, no less favorable in the aggregate than those provided to similarly situated employees of the Company or its Subsidiaries, as the case may be. The Company shall cause each employee benefit plan, program, policy or arrangement of the Company in which employees of RLBI or the Bank are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with RLBI or the Bank to the same extent as such service was credited for such purpose by RLBI or the Bank. Nothing herein shall limit the ability of the Company to amend or terminate any of the Benefit Plans in accordance with their terms at any time.

                  (b) If employees of RLBI or the Bank become eligible to participate in a medical, dental or health plan of the Company, the Company shall cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of RLBI or the Bank, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

                  (c) The Company shall be obligated to honor the Employment Agreements.

                  (d) The Company shall be obligated to honor the agreements, understandings and policies set forth in Section 6.10(d) of the Disclosure Schedule.

         6.11 Notification of Certain Matters. Each of RLBI and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.12 Covenant Relating to the Tax Status of the Agreement. The Company and RLBI intend the Agreement to qualify as a stock purchase for all U.S. federal income tax purposes. Each party will (and the Company will cause each of its Subsidiaries to) both before and after the Effective Time (i) use reasonable efforts to cause the Agreement to so qualify; (ii) refrain from taking any action (including making any election under Section 338 of the Code) that would reasonably be expected to cause the Agreement to fail to so qualify; and (iii) take the position for all purposes that the Agreement so qualifies.

         6.13 Human Resources Issues. (a) RLBI will consult in good faith with the Company regarding the nature and content of any formal presentation of the transactions contemplated by this Agreement to employees of RLBI and the Bank and will include a Company representative in any such presentation or any formal meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to the parties. RLBI agrees to work in good faith with the Company to facilitate the timely and accurate dissemination of information to employees regarding matters related to the transactions contemplated by this Agreement in such a manner as to cause minimal disruption of the business of RLBI and the Bank and their relationships with their employees and to facilitate the transition of such relationships to the Company or its Subsidiaries, as the case may be.

                  (b) The Company will not unreasonably withhold any consent requested pursuant to Section 4.01. For any request for consent made pursuant to
Section 4.01(e), the Company shall respond within five (5) Business Days. The Company's failure to so respond to a request within five (5) Business Days shall be deemed to be its consent to the request.

         6.14 Assistance with Third-Party Agreements. (a) RLBI and the Bank shall use their reasonable efforts to obtain any required consents from all of its third-party vendors, landlords of all of RLBI and the Bank's leased properties and other parties to material agreements, promptly after the date of this Agreement.

                  (b) Without limiting Section 6.14(a), RLBI and the Bank shall use all reasonable efforts to provide data processing and other processing support or outside contractors to assist the Company in performing all tasks reasonably required to result in a successful conversion of their data and other files and records to the Company's production environment, when requested by the Company and sufficient to ensure that a successful conversion can occur at such time as the Company requests on or after the Effective Time of the Merger. RLBI and the Bank shall:

                           (i) cooperate with the Company to establish a mutually agreeable project plan to effectuate the conversion;

                           (ii) use their best efforts to have RLBI's outside contractors continue to support both the conversion effort and its needs until the conversion can be established;

                           (iii) provide, or use their best efforts to obtain from any outside contractors, all data or other files and layouts requested by the Company for use in planning the conversion, as soon as reasonably practicable;

                           (iv) provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule;

                           (v) to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by the Company; and

                           (vi) take all actions pursuant to this Section 6.14 in a manner intended to minimize disruption to the customary business activities of RLBI and the Bank.

         6.15 Additional Agreements. If at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Company with full title to all properties, assets, rights, approvals, immunities and franchises of RLBI, the undersigned parties agree that proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

         6.16 Pre-Closing Adjustments. At or before the Effective Time of the Merger, RLBI and the Bank shall make such accounting entries or adjustments, including additions to their ALL and charge-offs of loans, as the Company shall direct as a result of their on-going review of RLBI (including its review of the information provided to it pursuant to Sections 6.05 and 6.14) or in order to implement its plans following the closing of the transactions contemplated by this Agreement (the "Closing") or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles and GAAP applied on a basis consistent with the financial statements of RLBI, (a) RLBI and the Bank shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time the Company agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.03 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to RLBI, the Bank or Company, (iii) otherwise materially disadvantage RLBI and the Bank if the Merger was not consummated or
(iv) constitute or be deemed to be a Material Adverse Effect or breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

         6.17 Voting Agreements. Simultaneously with the execution of this Agreement, the shareholders of RLBI set forth on Section 6.17 to the Disclosure Schedule, with the exception of Keeco, Inc. and Northland Insurance Agency, Inc., shall have entered into and delivered to the Company a Voting Agreement, in the form attached hereto as Exhibit A. Keeco, Inc. and

Northland Insurance Agency shall have entered into and delivered to the Company a Voting Agreement, in the form attached hereto as Exhibit A, within twenty-one (21) days after this Agreement is fully executed.

         6.18 Bank Merger. The Company and RLBI intend to take all action necessary and appropriate to cause to be entered into the Bank Merger Agreement, substantially on the terms and in the form attached hereto as Exhibit B (the "Bank Merger Agreement") pursuant to which Bank of Waukegan and the Bank shall merge simultaneously with or, if such Bank Merger cannot be effected simultaneously, immediately after the consummation of the Merger.

         6.19 Delivery of Supplements to Disclosure Schedules. Five (5) Business Days prior to the Effective Time, RLBI will supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty made by RLBI which has been rendered inaccurate thereby.

         6.20  Environmental Investigation.

                  (a) The Company has heretofore engaged an environmental consultant acceptable to RLBI to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of owned real estate used in the operation of the businesses of RLBI and the Bank and any other real estate owned by either of them, or with respect to any real property identified in Schedule 5.02(p). The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by the Company. RLBI shall fully cooperate with the Company to provide the consultant reasonable access to the premises under assessment. The Company acknowledges that with regard to any such real property not currently owned or operated by RLBI or the Bank that the Company is obligated to make any and all arrangements concerning its environmental due diligence. If any environmental conditions are found or reasonably suspected or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties of RLBI set forth herein without regard to any knowledge qualifiers or exceptions that may be contained in the Disclosure Schedule, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations. The costs, if any, of estimates from such consultants or contractors shall be borne by the Company.

                  (b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments obtained pursuant to Section 6.20(a) or any subsequent investigation phases that may be conducted on the properties for which any such Phase I assessment was obtained, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All such post-Phase I investigations or assessments (the cost of which shall be paid by the Company), all work plans for any such post-Phase I assessments or remediation and any removal or remediation actions that may be performed shall be mutually satisfactory to the Company and RLBI. Except for the real property identified in Schedule

5.02(p) (for which the Company is assuming all risk of liability), if such work plans or removal or remediation actions are estimated to cost more than $100,000 for any individual property (or $500,000 in the aggregate, excluding the property identified in Schedule 5.02(p)) to complete, the Company and RLBI shall discuss in good faith a mutually acceptable modification of this Agreement as it relates to any property other than real property identified in Schedule 5.02(p).

                  (c) If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment conducted pursuant to this
Section 6.20 and/or a mutually acceptable modification to this Agreement as it relates to any property other than real property identified in Schedule 5.02(p), and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which the Surviving Corporation and its subsidiaries would be subject as owner of the property involved can be quantified, in good faith, and limited to an amount less than $500,000, excluding the property identified in Schedule 5.02(p), then the Company may terminate this Agreement upon ten (10) days prior written notice to RLBI but in no event more than 60 days after the receipt of the Phase I assessments. In the event the Company elects to terminate this Agreement, as set forth in this Section 6.20, and abandon the merger, no party to this Agreement shall have any liability or further obligation to any other party, including without limitation, the payment of the Termination Fee.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or written waiver by the parties hereto prior to the Effective Time of each of the following conditions:

                  (a) Shareholder Approvals. The terms of the Merger Agreement shall have been duly approved by the affirmative vote of a majority of the outstanding shares of RLBI Common Stock entitled to vote.

                  (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Company's Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that the Company would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

                  (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

         7.02 Conditions to Obligation of RLBI. The obligation of RLBI to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall be true and correct as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms represent or warrant as of the date of this Agreement or some other date shall be true and correct as of such date) except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on the Company (without giving effect to any materiality, Material Adverse Effect or similar qualification as set forth in such representations and warranties). The Company shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement. RLBI shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

                  (b) Performance of Obligations of the Company. The Company and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and RLBI shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

         7.03 Conditions to Obligation of the Company and Merger Subsidiary. The obligation of the Company and Merger Subsidiary to consummate the Merger is also subject to the fulfillment or written waiver by each prior to the Effective Time of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of RLBI set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall be true and correct as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms represent or warrant as of the date of this Agreement or some other date shall be true and correct as of such date) except where the failure to be true and correct would not have, or would not reasonably be expected to have, a Material Adverse Effect on RLBI (without giving effect to any materiality, Material Adverse Effect or similar qualification as set forth in such representation and warranties). RLBI shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement and the Company shall have received a certificate, dated the Effective Date, signed on behalf of RLBI by the Chief Executive Officer and the Chief Financial Officer of RLBI to such effect.

                  (b) Performance of Obligations of RLBI. RLBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company and Merger Subsidiary shall have received a certificate, dated the Effective Date, signed on behalf of RLBI by the Chief Executive Officer and the Chief Financial Officer of RLBI to such effect.

                  (c) Opinion of RLBI's Counsel. The Company shall have received the opinion of Crowley, Barrett & Karaba, Ltd., dated the Effective Time, in form and substance substantially in the form attached hereto as Exhibit C.

                  (d) No Litigation. No litigation or proceeding shall be pending against RLBI brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated hereby.

                  (e) Closing Financial Statements. At least four (4) Business Days prior to the Effective Time of the Merger, RLBI shall provide the Company with RLBI's internally prepared consolidated financial statements (not including footnotes and normal and recurring year-end adjustments which are not material), prepared in a manner consistent with past practices, presenting the financial condition of RLBI as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and RLBI's results of operations for the period January 1, 2003 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the "Closing Financial Statements"); provided, however, that if the Effective Time of the Merger occurs on or before the fifth Business Day of the month, RLBI shall have provided internally prepared consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Except as otherwise provided herein, such internally prepared consolidated financial statements shall have been prepared in all material respects in a manner consistent with past practices and in accordance with regulatory requirements and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such internally prepared consolidated financial statements shall be accompanied by a certificate of RLBI's Chief Financial Officer, dated as of a date no earlier than two Business Days prior to the Effective Time of the Merger, to the effect that such internally prepared consolidated financial statements continue to reflect accurately, as of the date of the certificate, the consolidated financial condition of the Company in all material respects.

                  (f) Consents. RLBI shall use reasonable efforts to assist the Company in obtaining any material consents required by contracts listed in Sections 5.02(f) and (k) of the Disclosure Schedule and any consents of the type required to be identified in Schedule 5.02(f) of the Disclosure Schedule but were not so identified as of the date of this Agreement.

                  (g) Transaction Expenses. RLBI shall exercise its best efforts to ensure that at least two Business Days prior to the Effective Time of the Merger, all attorneys, accountants, investment bankers and other advisors and agents (collectively, "Advisors") for RLBI shall have submitted to RLBI estimates of their fees and expenses for all services rendered or to be rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, RLBI shall have prepared and submitted to the Company a summary of such fees and expenses for the transaction. At or prior to the Effective Time of the Merger, RLBI shall use its best efforts to (i) cause such Advisors to have submitted their final bills for all material fees and expenses to RLBI for services rendered, a copy of which RLBI shall have caused to be delivered to the Company, and based on such summary, RLBI shall have prepared and submitted to the Company a final calculation of such fees and expenses; and

(ii) accrue and pay the amount of such fees and expenses as calculated above, after the Company has been given an opportunity to review all such bills and calculation of such fees and expenses.

                  (h) Directors' Resignations. The Company shall have received the written resignation of each director of RLBI (in such director's capacity as a director of RLBI), effective as of the Effective Time.

                                  ARTICLE VIII

                                   TERMINATION

         8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

                  (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of the Company and RLBI if the Board of Directors of each so determines by vote of a majority of its members.

                  (b) Breach. At any time prior to the Effective Time, by the Company or RLBI if the respective Board of Directors so determines by vote of a majority of the members of its entire board, in the event of: (i) a breach by the Company or Merger Subsidiary or by RLBI, as the case may be, of any material representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by the Company or Merger Subsidiary or by RLBI, as the case may be, of any of the material covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party or parties of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to the Company or RLBI, as the case may be.

                  (c) Delay. At any time prior to the Effective Time, by the Company or RLBI if the respective Board of Directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by March 31, 2004, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.01(c), or (ii) Merger Subsidiary (if the Company is the party seeking to terminate).

                  (d) No Approval. By RLBI or the Company, if the respective Board of Directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority or (ii) the shareholder approval referred to in Section 7.01(a) herein is not obtained at RLBI Meeting.

                  (e) Acquisition Proposal. By the Company, if (i) RLBI shall have exercised a right specified in the provision set forth in Section 6.06 with respect to any Acquisition Proposal;

or (ii) an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to RLBI which contains a proposal as to price (without regard to the specificity of such price proposal) and RLBI shall not have rejected such proposal within fifteen (15) Business Days of (x) its receipt or (y) the date its existence first becomes publicly disclosed, if earlier.

                  (f) Superior Proposal. By RLBI, if (i) RLBI has complied with the provisions of Section 6.06, and (ii) the RLBI Board shall have determined, in its good faith judgment and in accordance with Section 6.06, that it has received a Superior Proposal and that it would be in the best interests of the shareholders of RLBI to pursue such Superior Proposal; provided, however, that RLBI may not terminate this Agreement pursuant to this Section 8.01(f) until the expiration of five (5) Business Days after the Superior Proposal referenced in this Section 8.01(f) has been delivered to the Company, together with such other information required pursuant to Section 6.06 and a summary of the terms of any such Superior Proposal.

                  (g) Failure to Recommend. At any time prior to RLBI Meeting, by the Company if RLBI shall have breached Section 6.06 or RLBI Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of the Company.

                  (h) Environmental Matters. By the Company, pursuant to, and subject to, the terms of Section 6.20(c).

         8.02 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in subsections
(b) and (c) below and Section 9.01, (ii) that termination will not relieve a breaching party from liability for actual damages for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination and (iii) any other provision of this Agreement which expressly survives the termination of this Agreement.

                  (b)  If this Agreement is terminated by RLBI pursuant to
Section 8.01(f), or by the Company pursuant to Section 8.01(e), upon such termination RLBI shall pay to the Company a termination fee, representing liquidated damages, of $1,000,000 (the "Termination Fee"). Notwithstanding any Termination Fee paid to the Company pursuant to Section 8.01(f), such Termination Fee shall not be the sole remedy available to the Company in the event that RLBI has breached Section 6.06 or any other provision of this Agreement and the Company shall be entitled to pursue all remedies to which it is entitled at law or equity.

                  (c)  If this Agreement is terminated by RLBI pursuant to
Section 8.01(b) where the Company would not be entitled to terminate under subdivisions (i) or (ii) of that subsection, the Company shall pay to RLBI a Termination Fee of $1,000,000, representing liquidated damages. Notwithstanding any Termination Fee paid to RLBI, such Termination Fee shall not be the sole remedy available to RLBI in the event that the Company has breached any provision of this Agreement, and RLBI shall be entitled to pursue all remedies to which it is entitled at law or equity.

                  (d) Any Termination Fee that becomes payable to the Company or RLBI pursuant to this Section 8.02 shall be paid by wire transfer of immediately available funds to an account designated by the Company or RLBI, as the case may be, either if this Agreement is terminated by the Company or RLBI and the termination meets the conditions set forth in Section 8.02 at or prior to such termination by the Company or RLBI.

                  (e) RLBI and the Company agree that the agreements contained in paragraphs (b) and (c) above are an integral part of the transactions contemplated by this Agreement, that without such agreements RLBI and the Company would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the party owing the Termination Fee fails to pay the other party the amounts due under paragraph (b) above within the time periods specified in paragraph (c) above, the party owing the Termination Fee shall pay all reasonable attorneys' fees, costs and expenses incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced Prime Rate of Bank One N.A. from the date such amounts were required to be paid.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.09 and 6.10 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.05(d), 8.02 and this Article IX which shall survive any such termination).

         9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after RLBI Meeting, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by RLBI shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable law.

         9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

         9.04 Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Illinois (however, not to the exclusion of any applicable Federal law), without regard to Illinois statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Illinois and the federal courts of the United States of America located in the

Northern District of the State of Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Illinois state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

         9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

                  If to RLBI to:

                           Round Lake Bankcorp, Inc.
                           1777 N. Cedar Road
                           Round Lake Beach, Illinois 60073
                           Attention: Richard D. Fowles
                           Telephone: (847) 546-2111
                           Facsimile:  (847) 546-6415

                  With a copy to:

                           Crowley, Barrett & Karaba, Ltd.
                           20 South Clark Street, Suite 2310
                           Chicago, IL 60603
                           Attention:  Mr. Thomas Karaba
                           Telephone: (312) 726-2468
                           Facsimile:  (312) 726-2741

                  If to the Company to:

                           Northern States Financial Corp.
                           1601 N. Lewis Avenue
                           Waukegan, Illinois
                           Attention:  Fred Abdula, Chairman, President and
                              Chief Executive Officer

                           Telephone:  (847) 244-6000
                           Facsimile:  (847) 244-7485

                  With a copy to:

                           Vedder, Price, Kaufman & Kammholz, P.C.
                           222 North LaSalle Street
                           Suite 2400
                           Chicago, Illinois 60601
                           Attention:  Jennifer R. Evans, Esq.
                                        James M. Kane, Esq.
                           Telephone:  (312) 609-7500
                           Facsimile:  (312) 609-5005

         9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Disclosure Schedule attached hereto and incorporated herein) represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.09, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.08 Effect. No provision of this Agreement shall be construed to require RLBI, the Bank, the Company, the Merger Subsidiary or any Subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

         9.09  Severability. Except to the extent that application of this
Section 9.09 would have a Material Adverse Effect on RLBI, the Bank, the Company, or Merger Subsidiary, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         9.10 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.11 Consequential Damages. No party to this Agreement shall be liable for consequential, incidental, punitive, exemplary or indirect damages, lost profits or other business interruption damages, pursuant to statute, common law, tort, contract or warranty.

         9.12 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year respectively written below.

                                    ROUND LAKE BANKCORP, INC.


                                    By: /s/ Richard D. Fowles
                                        ----------------------------------------
                                    Name:  Richard D. Fowles
                                    Title: President and Chief Executive Officer
                                    Dated:  September 11, 2003


                                    NORTHERN STATES FINANCIAL CORPORATION


                                    By: /s/ Fred Abdula
                                        ----------------------------------------
                                    Name:  Fred Abdula
                                    Title: Chairman, President and Chief
                                           Executive Officer
                                    Date:  September 11, 2003



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